Exhibit 10.2

AdaptHealth Corp.

April 15, 2024

ELECTRONIC DELIVERY
Richard Barasch

Re: Fifth Extension of Transition Date

Dear Richard,

Reference is made to that certain letter agreement by and between you and AdaptHealth Corp. (the “Company”), dated as of June 26, 2023 (the “Letter Agreement”), as amended by certain letter agreements by and between you and the Company, dated as of August 29, 2023, October 26, 2023, December 21, 2023 and March 3, 2024. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Letter Agreement.

This letter is intended to confirm our mutual agreement with respect to your continued services as the Interim CEO from and after May 1, 2024 and to your provision of transition services after May 20, 2024. By signing below, the parties hereto acknowledge and agree that:

•	From and after May 1, 2024, the term “Transition Date” as used in the Letter Agreement shall refer to May 19, 2024 or such earlier date as determined by the Board;

•	100% of the Fourth Extension RSUs will vest as of April 30, 2024;

•	On or shortly following May 1, 2024, you will be granted restricted stock units (the “Fifth Extension RSUs”) covering a number of shares of the Company’s common stock with a value on the date of grant of $87,500 (determined using the twenty (20)-trading day volume weighted average price as of May 1, 2024 (consistent with the Company’s historic practices)) pursuant to the Equity Plan. The Fifth Extension RSUs will be subject to the terms and conditions of an award agreement in a form reasonably acceptable to the Company’s Compensation Committee and provided to you on or prior to the date of grant and will vest on the Transition Date subject to your continuous employment through such date;

•	During the period commencing on May 20, 2024 and continuing through June 30, 2024 or such earlier date as your service on the Board terminates for any reason (such period, as the same may be extended upon mutual agreement between you and the Company, the “Transition Period”), you agree to, in your role as the Chair of the Board, actively assist with the transition of your duties and responsibilities as the Interim CEO to the Company’s new Chief Executive Officer (the “New CEO”) and to actively advise the New CEO and other members of the Company’s management team on all matters relating to the Company and its subsidiaries as may be reasonably requested from time to time. The parties expect that you will devote a majority of your business time to the Company during the Transition Period; and

•	For your services as Interim CEO and during the Transition Period, during the period commencing on May 1, 2024 and continuing through June 30, 2024, you will be paid a base salary at a rate of $262,500 per month, which will be paid in accordance with the Company’s normal payroll practices. Following the Transition Period, you will again be entitled to receive your normal fees in connection with your continued service as a member (and Chair) of the Board.

This letter shall be construed as an amendment to the Letter Agreement and shall, from and after the date hereof, be a part of the Letter Agreement. Except as amended by this letter, the Letter Agreement remains in full force and effect in accordance with its terms.

Please execute a copy of this letter and return it to me at your earliest convenience to confirm that this letter accurately reflects our mutual agreement with respect to your continued services as the Interim CEO from and after May 1, 2024 and your provision of transition services after May 20, 2024.

Sincerely,

AdaptHealth Corp.

/s/ Jason Clemens
Name:	Jason Clemens
Title:	Chief Financial Officer

Acknowledged and agreed to by:

/s/ Richard Barasch
RICHARD BARASCH